Exhibit 5.1

One Atlantic Center
1201 West Peachtree Street
Atlanta, GA  30309-3424
404-881-7000 | Fax: 404-881-7777

Mark C. Kanaly	Direct Dial: 404-881-7975	Email: mark.kanaly@alston.com

October 25, 2018

Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia, 31901

Re:	Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on September 14, 2018, as amended (Registration No. 333-227367)

Ladies and Gentlemen:

We have acted as counsel to Synovus Financial Corp., a Georgia corporation (the “Company”), in connection with the Company’s filing of the above referenced registration statement, as amended (the “Registration Statement”), with the Commission to register under the Securities Act of 1933, as amended (the “Securities Act”), approximately 54,597,983 shares (the “Shares”) of the Company’s common stock, $1.00 par value per Share. The Shares are to be issued in connection with the merger of Azalea Merger Sub Corp., a Delaware corporation and a direct, wholly owned subsidiary of the Company (the “Merger Sub”), with and into FCB Financial Holdings, Inc., a Florida corporation (“FCB”), with FCB surviving the Merger as a direct, wholly owned subsidiary of the Company (the “Merger”), as contemplated by the Agreement and Plan of Merger, dated July 23, 2018, by and among the Company, Merger Sub, and FCB (the “Merger Agreement”). This opinion letter is being furnished in accordance with the requirements of Item 21 of the Commission’s Form S-4 and Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion letter, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, including, without limitation, (i) resolutions adopted by the boards of directors or other governing bodies or controlling entities of the Company, (ii) the organizational documents of the Company, (iii) certificates of officers and representatives (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based) of the Company, (iv) the Registration Statement, including the proxy statement/prospectus included therein, (v) the Merger Agreement, (vi) certificates of public officials and (vii) such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

In our examination of the relevant documents, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity and competence of all natural persons, (iii) the authenticity of all documents submitted to us as original documents and the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies, and (iv) the accuracy, completeness and authenticity of all certificates of public officials.

Alston & Bird LLP								www.alston.com

Atlanta	Beijing	Brussels	Charlotte	Dallas	Los Angeles	New York	Raleigh	San Francisco	Silicon Valley	Washington, D.C.

October 25, 2018

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon the representations, warranties and statements made in originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinions hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.

Our opinion set forth herein is limited to the Georgia Business Corporation Code (“GBCC”) and the federal securities laws of the United States, in each case as currently in effect, and we do not express any opinion herein concerning any other laws, statutes, ordinances, rules or regulations. Special rulings of authorities administering the GBCC or opinions of other counsel have not been sought or obtained.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that:

(1)
When the Registration Statement has become effective under the Securities Act, and the Shares have been duly issued and delivered in accordance with the terms of the Merger Agreement upon consummation of the Merger and as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

This opinion letter is provided for use solely in connection with the filing of the Registration Statement with the Commission and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our prior express written consent. The only opinion rendered by us consists of those matters set forth in the paragraph numbered (1) above, and no opinion may be implied or inferred beyond the opinion expressly stated in the paragraph numbered (1) above. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

ALSTON & BIRD LLP

By:	/s/ Mark C. Kanaly
Mark C. Kanaly
A Partner